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                                                                     Exhibit 4.2

                             STOCKHOLDERS' AGREEMENT

      This Stockholders' Agreement (the "Agreement") is made as of the 11th day of October 1999 by and among Regeneration Technologies, Inc., a Florida corporation (the "Company"), the investors set forth on Exhibit A to the Purchase Agreement (as defined below) (the "Class C Investors"), the stockholders listed on Exhibit A hereto (the "Class B Investors"), the stockholders listed on Exhibit B hereto (the "Class A Investors"), and the stockholders listed on Exhibit C hereto (the "Listed Stockholders"), with the Class C Investors, the Class B Investors, the Class A Investors and the Listed Stockholders sometimes being referred to herein as the "Stockholders," and the Class C, Class B and Class A Investors sometimes being referred to herein as the "Preferred Stockholders."

      WHEREAS, the Class A Investors own in the aggregate 1,777,348 shares of the Class A convertible Preferred Stock of the Company, par value $0.001 per share (the "Class A Preferred Stock");

      WHEREAS the Class B Investors own in the aggregate 748,152 shares of Class B Convertible Preferred Stock of the Company, par value $0.001 per share (the "Class B Preferred Stock");

      WHEREAS, the Listed Stockholders own the number of shares of the Common Stock of the Company, par value $0.001 per share (the "Common Stock") set forth on Exhibit C hereto;

      WHEREAS, concurrently with the execution of this Agreement, the Class C Investors are purchasing shares of the Class C Convertible Preferred Stock of the Company, par value $0.001 per share (the "Class C Preferred Stock"), pursuant to that certain Class C Preferred Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement");

      WHEREAS, the Stockholders desire to provide for representation on the Board of Directors of the Company in the manner set forth below; and

      WHEREAS, the Preferred Stockholders desire to provide for certain preemptive, co-sale and first offer rights.

      In consideration of the premises and mutual covenants contained herein and the consummation of the sale and purchase of shares of Class C Preferred Stock of the Company pursuant to the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Voting.

      (a) Election of Directors. Subject to the special provisions of Sections 1(b) and 2 below, at any time at which the stockholders of the Company will have the right to vote for, or will vote for, or consent in writing to, the election of directors of the Company, each Stockholder

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hereby agrees to vote or cause to be voted all Shares (as defined herein below)
owned or hereafter acquired by him, her or it, or over which he, she or it has voting control, so as to fix the number Of directors of the Company at seven (7) and in favor of the following actions:

      (i)   to cause and maintain the election to the Board of Directors of two
            (2) designated representatives of the holders of shares of Class A Preferred Stock, by action of a majority of the Shares of Class A Preferred Stock held by such stockholders voting as a separate class (individually, a "Class A Preferred Director" and collectively, the "Class A Preferred Directors");

      (ii)  to cause and maintain the election to the Board of Directors of two
            (2) designated representatives of the holders of shares of Class B Preferred Stock, by action of a majority of the Shares of Class B Preferred Stock held by such stockholders voting as a separate class (individually, a "Class B Preferred Director" and collectively, the "Class B Preferred Directors");

      (iii) to cause and maintain the election to the Board of Directors of one
            (1) designated representative of the holders of shares of Common Stock or their designees, by action of a majority of the shares of Common Stock voting as a separate class (the "Common Stock Director");

      (iv)  to cause and maintain the election to the Board of Directors of one
            (1) designated representative of the holders of shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock, by action of a majority of the shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock, voting together as a class (the "Stockholder Director"); and

      (v) to cause and maintain the election to the Board of Directors of the Chief Executive Officer of the Company (the "CEO Director").

      The current Class A Preferred Directors shall be Peter F. Gearen and Daniel Weber. The current Class B Preferred Directors shall be Michael J. Odrich and Philip R. Chapman. The current Common Stock Director shall be Anthony C. Phillips. The current Stockholder Director shall be E.R. Pickard ("Pickard"). The current CEO Director shall be James M. Grooms.

      Until such time as Medtronic shall elect otherwise by giving written notice of such election to the Company (the "Medtronic Election"), the holders of shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock hereby agree that they shall vote, or cause to be voted, their respective shares so as to designate Pickard as the Stockholder Director.

      The "Shares" shall mean and include any and all shares of Common Stock and shares of capital stock of the Company by whatever name called, the shares of Class A Preferred Stock, the shares of Class B Preferred Stock, and the shares of Class C Preferred Stock, which carry voting rights (including voting rights which arise by reason of default) and shall include any


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

shares now owned or subsequently acquired by a Stockholder, however acquired, including, without limitation, stock splits and stock dividends. For purposes of this Section 1, the Class A Preferred Stock, the Class B Preferred Stock, and the Class C Preferred Stock shall include any shares of Common Stock into which such Preferred Stock is converted.

      The company shall cause the nomination for election to the Board of Directors of the designated representatives and shall call such stockholders' meetings as may be necessary to elect any such election. The Stockholders shall not vote their Shares in favor of the election of directors except as specified in this Section 1.

      (b) Vacancies and Removal. Each of the directors designated pursuant to Section[ILLEGIBLE] shall be elected at any annual or special meeting of stockholders (or by written consent in lieu of a meeting of stockholders) and shall serve until his successor is elected and qualified or until the earlier of his death, resignation or removal.

            (i) The Stockholders shall vote all their Shares to cause a Class A Preferred Director removed during his term of office, when, and only when, they are so directed in writing by the holders of a majority of the shares of Class A Preferred Stock.

            (ii) The Stockholders shall vote all their Shares to cause a Class B Preferred Director to be removed during his term of office, when, and only when, they are so directed in writing by the holders of a majority of the shares of Class B Preferred Stock.

            (iii) The Stockholders shall vote all their Shares to cause the Common Stock Director to be removed during his term of office, when, and only when, they are so directed in writing by the holders of a majority of the shares of Common Stock.

            (iv) The Stockholders shall vote all their Shares to cause the Stockholder Director to be removed during his term of office, when, and only when, they are so directed in writing by the holders of a majority of the shares of Common Stock, Class A Preferred Stock, Class B Preferred Stock, and Class C Preferred Stock, voting together as a class.

            (v) The Stockholders shall vote all their Shares to cause the CEO Director to be removed during his term of office, when, and only when, such individual no longer serves as Chief Executive Officer of the Company.

            In the event of any vacancy in the position of any of the directors elected pursuant to Section 1(a), the Company agrees to promptly nominate, and the Stockholders agree to promptly vote their Shares, to elect such person as has been nominated to fill such position by the respective groups set forth in
Section 1(a) or in the case of the CEO Director, the person then serving as Chief Executive Officer of the Company.

      (c) Observation Rights.

            (i) Observation Rights of Stephens. The Company agrees that Stephens Regeneration LLC ("Stephens") may, for so long as it is a holder of at least 25% of the


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shares of Class C Preferred Stock originally issued to Stephens by the Company, from time to time, appoint a representative to attend meetings of the Board of Directors of the Company or any committees thereof as an observer (the "Observer"). The Observer is not entitled to vote on any matters before the Board of Directors or any committees thereof. Subject to the confidentiality provisions set forth below, neither Stephens nor the Observer shall have any duties, responsibilities or liability by virtue of attendance at such meetings or the failure to attend the samee. The Company shall notify the Observer of all Board of Directors meetings at the same time as the Company notifies Directors of such meetings and the Observer shall be entitled to all written materials Directors are entitled to receive. Except as required by law, the Observer shall not disclose or use any Confidential Information (as defined below) furnished to the Observer to any person other than Stephens or its advisors. For purposes of this Section 1(c), "Confidential Information" means any information, whether or not in writing, regarding the parties to this agreement or their affiliates or any transactions or matters before the Board of Directors or any committees thereof. Confidential Information does not include information that the Observer can demonstrate (i) is generally available to or known by the public other than as a result of an improper disclosure; or (ii) is obtained by the Observer from a source other than the Company or the Board of Directors or any committees thereof.

            (ii) Observation Rights of Medtronic. The Company agrees that Medtronic Asset Management, Inc. ("Medtronic") or any of its affiliates may, for so long as Medtronic or such affiliate, as the case may be, is a holder of at least 25% of the shares of Class C Preferred Stock originally issued to Medtronic by the Company, from time to time, appoint an Observer, who shall be bound by the confidentiality provisions of Section 1(c)(i) above. The Observer is not entitled to vote on any matters before the Board of Directors or any committees thereof. Subject to the confidentiality provisions set forth above, neither Medtronic nor the Observer shall have any duties, responsibilities or liability by virtue of attendance at such meetings or the failure to attend the same. The Company shall notify the Observer of all Board of Directors meetings at the same time as the Company notifies Directors of such meetings and the Observer shall be entitled to all written materials Directors are entitled to receive. Notwithstanding the foregoing, until such time as Medtronic shall exercise the Medtronic Election 1(c)(ii). Medtronic shall not have the right to appoint an Observer pursuant to this Section

      (d) Notice. The Company shall provide the Stockholders with prior written notice of any intended mailing of notice to stockholders for a meeting at which directors are to be elected, and each of the groups set forth in Section 1(a) shall notify the Company in writing, prior to such mailing, of the persons designated by such group as nominees for election as directors. If a group shall fail to give notice to the Company as provided above, it shall be deemed that the designees of such group, as the case may be, then serving as directors shall be their designees for reelection.

2. Preemptive Rights.

      (a) The Company hereby grants to each of the Preferred Stockholders a preemptive right to purchase, on a pro rata basis, all or any part of New Securities (as defined below) that the


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Company may, from time to time, propose to sell and issue, subject to the terms and conditions set forth below. Each Preferred Stockholders' pro rata share, for purposes of this subsection 2(a), equal a fraction, the numerator of which is the aggregate number of shares of Common Stock then held by the Preferred Stockholders or issuable upon conversion or exercise of any shares, convertible securities, options, rights or warrants then held by the Preferred Stockholders, and the denominator of which is the total number of shares of Common Stock then held by the Preferred Stockholders plus the number of shares of Common Stock issuable upon conversion or exercise of then outstanding Shares, convertible securities, options, rights or warrants, then held by the Preferred Stockholders.

            (b) "New Securities" shall mean any capital stock of the Company regardless of either now authorized, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever which are, or may become, convertible into capital stock; provided, however, that the term "New Securities" does not include (i) the shares issuable under the Purchase Agreement, (ii) shares of Common Stock issuable upon conversion of the Class A Preferred Stock, the Class B Preferred Stock, or the Class C Preferred Stock;
(iii) securities offered to the public pursuant to a Registration Statement;
(iv) securities issued for the acquisition of another corporation by the Company by merger, purchase of substantially all the assets of such corporation or other reorganization resulting in the ownership by the Company of not less than 51% of the voting power of such corporation; (v) up to 400,000 shares of Common C) Stock issued to employees or consultants of the Company or UFTB pursuant to a Board-approved stock option plan, employee stock purchase plan, restricted stock plan or other employee stock plan or option agreement; (vi) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock; (vii) shares of Common Stock issuable upon the exercise of any warrant issued by the Company prior to or as of the date hereof, including Common Stock Warrants issued to each of Stephens and Medtronic in connection that certain Convertible Class C Preferred Stock and Warrant Purchase Agreement of even date herewith; or (viii) any shares of stock of the Company to be issued in connection with the acquisition by the Company of Georgia Tissue Bank, Inc.

            (c) In the event the Company intends to issue New Securities, it shall give the Preferred Stockholders written notice of such intention, describing the type of New Securities to be issued, the price thereof and the general terms upon which the Company proposes to effect such issuance. Each of the Preferred Stockholders shall have 30 days from the date of any such notice to agree to purchase all or part of its pro rata share of such New Securities for the price and upon the general terms and conditions specified in the Company's notice by giving written notice to the Company stating the quantity of New Securities to be so purchased. The Preferred Stockholders shall have a right of oversubscription such that if any Preferred Stockholder fails to purchase all of its pro rata share of the New Securities, the other Preferred Stockholders, among them, shall have the right to purchase up to the balance of such New Securities not so purchased.

            (d) To the extent that the Preferred Stockholders fail to exercise the foregoing preemptive right with respect to any New Securities within such 30-day period, the Company may Within 90 days thereafter sell any or all of such New Securities not agreed to be purchased by the preferred Stockholders, at a price and upon general terms no more favorable to the purchaser thereof than specified in the notice given to the Preferred Stockholders pursuant to paragraph (c) above. In the event the Company has not sold such New Securities within such 90-day period, the Company shall not thereafter issue or sell any New Securities without first offering such New Securities to the Preferred Stockholders in the mariner provided above.

3. Right of First Offer.

      (a) Restrictions on Transfers.

            (i) Except as otherwise provided in subsection 3(b) below, a Preferred Stockholder or a Specified Common Stockholder (as defined below) shall sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively transfer), any of the Shares, or any interest therein, only in accordance with the terms of this Section 3. A "Specified Common Stockholder" shall mean James Grooms, Richard Allen, Frank & Glowczewskie Jr. and Nancy Holland.

            (ii) Notwithstanding the foregoing, a Preferred Stockholder or a Specified Common Stockholder may transfer Shares or Common Stock, as the case may be, to (i) any "affiliate" of such Stockholder (as such term are defined in the rules and regulations promulgated under the Securities Act), (ii) an immediate family member of such Stockholder, (iii) in the case of any Preferred Stockholder that is a partnership, a partner of such partnership or (iv) in the case :of any Preferred Stockholder that is a corporation, a stockholder of such corporation, provided that such Shares or Common Stock, as the case may be, shall remain subject to this Agreement (including without limitation the restrictions on transfer set forth in this Section 3) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.

      (b) Receipt and Communication of Offer. Subject to the terms of Section 3(a) hereof if at any time a Preferred Stockholder or Specified Common Stockholder (the "Selling Stockholder") desires to transfer for cash, cash equivalents or any other form of consideration (including a promissory note) all or any part of the Shares or the Common Stock, as the case may be, or any shares of Common Stock or other capital stock of the Company acquired by such Selling Stockholder subsequent to the date hereof (such shares of Common Stock and the Shares are collectively referred to as the "Selling Stockholder Shares"), the Selling Stockholder shall submit a written offer (the "Offer") to sell the Selling Stockholder Shares (the "Offered Shares") to the Company and the other Preferred Stockholders specifying the terms and conditions, including price pursuant to which the Selling Stockholder proposes to sell such Offered Shares. The Offer shall disclose the number of Offered Shares proposed to be sold, the total number of shares of all classes of the Company's capital stock owned by the Selling Stockholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Company may acquire, in accordance with the provisions of this Agreement or a Stock Restriction Agreement (as defined below), as the case may be, all or any portion of the Offered Shares for the price and upon the other terms and conditions including deferred payment (if applicable), set forth therein, provided, however, that if the purchase price for the Offer is proposed to be paid, in whole or in part, in securities of a third party, the Company may instead pay cash based on the fair market value of such securities.

      (c) Company's Right. The Company shall have the absolute right, by delivery of written notice to the Selling Stockholder (as hereinafter provided), to repurchase all or a portion of the Offered Shares offered by a Preferred Stockholder in accordance with the terms of subsection d hereof and of a Specified Common Stockholder in accordance with the terms of the stock restriction agreement executed by such Specified Common Stockholder upon issuance of the shares of Common Stock (the "Stock Restriction Agreement").

      (d) Company Notice of Intent to Repurchase. If the Company desires to repurchase all or any part of the Offered Shares, it shall communicate in writing (the "Notification") its election to repurchase to the Selling Stockholder, which communication shall state the number of Offered Shares the Company desires to repurchase and shall be delivered in person or by facsimile to the Selling Stockholder within 25 days of the Offer Date. The Notification shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and repurchase of such Offered Shares. Sales of the Offered Shares to be sold to the Company pursuant to this Section shall be made at the offices of the Company no later than the 60th day following the Offer Date (or if such 60th day is not a business day, then on the next succeeding business day). Such sales shall be effected by Selling Stockholder's delivery to the Company of a certificate or certificates evidencing ownership of the Offered Shares to be repurchased by it, duly endorsed for transfer to the Company, against payment to the Selling Stockholder of the repurchase price therefor by the Company.

      (e) Preferred Stockholders' Right. If the Company elects not to exercise its right to repurchase all the Offered Shares under this Section 3 or under the terms of the applicable Stock Restriction Agreement, each Preferred Stockholder shall have the option, but not the obligation, to purchase its pro rata share of the remaining Offered Shares on the same terms as specified in the Offer. A Preferred Stockholder's pro rata share, for purposes of this subsection 3(e), shall equal a fraction, the numerator of which is the number of shares of Common Stock or Common Stock issuable upon conversion of the Preferred Stock which such Preferred Stockholder then holds (the "Preferred Stockholder's Stock"), and the denominator of which is the aggregate number of shares of Preferred Stockholder's Stock held by all Preferred Stockholders exercising their purchase rights under this Section 3(e). After the expiration of the 25-day period in
Section 3(d) but within 40 days after the Offer Date, any electing Preferred Stockholders shall give notice to the Selling Stockholder and the Company stating whether or not it elects to exercise its option, the number of Offered Shares, if any, it elects to purchase, and a date and time for consummation of the purchase not more than 60 days after the Offer Date. Failure by a Preferred Stockholder to give such notice within such time period shall be deemed an election by it not to exercise its option. If more than one Preferred Stockholder exercises its purchase option and the aggregate number of remaining Offered Shares sought to be purchased by such Preferred Stockholders exceeds the aggregate number of remaining Offered Shares, the number of remaining Offered Shares to be purchased by each such Preferred Stockholder shall be pro rated based on its respective equity interest in the Company on a fully diluted basis.

      (f) If the aggregate number of Offered Shares that the Company and the Preferred stockholders elect to purchase is less than all of the Offered Shares, then the Company and the preferred Stockholder shall not be entitled to purchase any of the Shares. The Selling older shall thereafter be free to offer all of the Offered Shares described in the Offer to a party, at a price and on terms no less favorable to such Selling Stockholder than the price the terms set forth in the Offer. No less than 15 days prior to consummating a sale to a third (the "proposed Transferee"), the Selling Stockholder shall give the Company notice of the identity of the Proposed Transferee. If the Proposed Transferee is a Competitor of the Company defined below), then the Selling Stockholder may not consummate the proposed transfer without the approval of the Company. A "Competitor" shall mean an entity engaged in engineering, processing, distributing or developing tissue-regeneration products. The Company's approval shall be deemed to given if the Company has not objected to the transfer within 10 days of its receipt of notification of the identity of the Proposed Transferee. If the Company has not objected to the sale within such 10-day period, then the Selling Stockholder shall be free to consummate the sale to the Proposed Transferee for a period of ninety days commencing on the otermination of the Company's and the Preferred Stockholders' 40-day period to exercise their night of First Refusal pursuant to Section 3(d) above.

      (g) Effect of Prohibited Transfer. The Company shall not be required (a) to transfer on its books any of the Shares or Common Stock, as the case may be, which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to neat as owner of such Shares or Common Stock, as applicable, or to pay dividends to any transferee to whom any such Shares or Common Stock, as applicable, shall have been so sold or transferred.

      (h) The restrictions of this Section 3 shall not apply to shares of Common Stock sold in connection with a public offering of shares of the Company's Common Stock pursuant to an effective registration statement under the Securities Act (a "Public Offering") and shall terminate in their entirety on the earliest of (i) the closing of the Company's initial Public Offering or (ii) the agreement of the Company and all of the Preferred Stockholders.

4. Co-Sale Rights.

      (a) No Specified Common Stockholder or Preferred Stockholder (the "Co-Sale Stockholder") shall transfer, in any one or more transactions, any shares of stock now or hereafter held by him, other than as provided in this Section 4, until (a) he first complies with Section 3, relating to a right of first refusal inuring to the benefit of the Company and the other Preferred Stockholders, and
(b) thereafter, he notifies each Preferred Stockholder of the proposed transaction and gives such Preferred Stockholders the opportunity to include in the sale to the proposed transferee, shares of stock. The aggregate number of shares of stock that a Preferred Stockholder shall be entitled to have included in such sale will be that number that upon conversion into Common Stock at the applicable conversion rate would bear the same proportion oto the total number of shares of stock proposed to be sold by the Co-Sale Stockholder as the total Dumber of shares of stock held by the Preferred Stockholder bears to the aggregate number of `Shares of the Company's Common Stock (calculated on a fully diluted basis), and each Preferred K

Stockholder shall be entitled to participate in such number pro rata on the basis of the number of shares of stock then held by him or it. Each Preferred Stockholder shall have a period of fifteen (15) days (the "Offer Period"), from the date notice of such opportunity is received to give the Co-Sale Stockholder written notice of his or its desire to participate in such sale, stating in such notice the number of shares desired to be sold; and if no such notice is given within the Offer Period, such Preferred Stockholder shall be deemed to have chosen not to participate.

      (b) Notwithstanding the foregoing, the provisions of Section 4(a) shall be inapplicable to the following transactions:

            (i) A transfer of any or all of a Preferred Stockholder's stock to an affiliate;

            (ii) A transfer of any or all of a Preferred Stockholder's stock to its immediate family or to a trust, the beneficiaries of which are exclusively one or more of the group of persons consisting of the Preferred Stockholder and members of the Preferred Stockholder's immediate family. "Immediate family" as used herein shall mean spouse, lineal descendant, father, mother, brother or sister of the Preferred Stockholder making such transfer;

            (iii) In the case of a Preferred Stockholder that is in the form of a corporation, limited liability company, or partnership, a transfer of any or all of a Preferred Stockholder's interest to its stockholders, members or partners, as the case may be;

            (iv) The sale, assignment or transfer by way of bequest or inheritance upon death of a Preferred Stockholder;

            (v) The sale, assignment or transfer to the Company pursuant to the right of first refusal provisions set forth in this Agreement, as they may from time to time be amended; or

            (vi) Following the consummation of an underwritten public offering pursuant to the Securities Act, sales pursuant to Rule 144 under the Securities Act;

provided, that, in the case of a transaction described in clauses (i), (ii) and
(iii) above, any transferee of a Preferred Stockholder shall agree to be bound by this Agreement and shall so signify in writing.

5. Miscellaneous.

      (a) Termination. This Agreement shall terminate in its entirety on the earliest to occur of (a) the closing of the Company's first underwritten public offering of Common Stock in which the per share is at least $54.202 to price (subject to Adjustment) that results in aggregate net proceeds to the Company (after deducting underwriting commissions and offering expenses) of not less than $20,000,000; or (b) mutual agreement is reached by all the parties hereto.

            (b) No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by written consent of all of the Stockholders.

      (c) Indemnification. Each of the Stockholders agrees not to take any action to amend either the Company's Articles of Incorporation or its By-Laws, each only with respect to indemnification of directors, as presently in effect, without the prior written consent of all of the Stockholders.

      (d) Action as Director. No party hereto who is or may become a director of the company either agrees or implies that he will exercise his actions as a director in any manner other than in accordance with his considered judgment at such time with respect to the best interests of the Company and all of its stockholders.

      (e) Stock Transfer Record. The Company shall maintain a stock transfer book in which shall be recorded the name and address of each Stockholder. No transfer of Shares shall be effective or valid unless and until recorded in such stock transfer book. The Company agrees that it will record any transfer of Shares in its stock transfer book unless (i) the transfer does not materially comply with all of the provisions of this Agreement or (ii) the transferee shall not have agreed in writing to be bound by all of the provisions of this Agreement applicable to the transferring Stockholders and become a party hereto.

      (f) Severability; Survivability. The provisions of this Agreement are severable, so that the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. In the event that the term of this Agreement is restricted under applicable law, the parties agree to, prior to termination of this Agreement, execute an agreement on substantially similar terms.

      (g) Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

      (h) Subsequent Stockholders. It is understood and agreed that the terms and conditions of this Agreement shall apply to whomsoever shall receive the capital stock of the Company, including, by way of illustration and not of limitation, bona fide purchasers for value. It shall be a condition precedent to the issuance of the capital stock of the Company to any person by the Company that said person shall agree to be bound by the terms and conditions of this Agreement.

      (i) Alteration or Amendment. No change, modification or amendment of this Agreement shall be valid unless the same is in writing and signed by the Company, and the holders of a majority of each class of the Company's capital stock or by all of the Stockholders if required by Section (a) or (b) above. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time. The invalidity or unenforceability of any particular provision hereof, this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

      (j) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida. Each of the Parties hereby irrevocably and unconditionally submits to the jurisdiction of the courts of the State of Florida and the United States of America located in the State of Florida (the "Florida Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), consent to service of process in such Florida Courts, waive any objection to the laying of venue of any such litigation in Alachua County, Florida, and agree not to plead or claim in any Florida Court that such litigation brought therein has been brought in any inconvenient forum.

      (k) Notices. Any and all notices or elections permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice or election and shall be delivered personally, by courier or sent by registered or certified mail, return receipt requested, to the Company and the Stockholders at their respective addresses below:

If to the Company to:

                  Regeneration Technologies, Inc.
                  One Innovation Drive
                  Alachua, Florida 32615
                  Attn: Richard R. Allen

                  with copy (which shall not constitute notice) to:

                  Piper & Marbury L.L.P.
                  1200 Nineteenth Street, N.W.
                  Washington, DC 20036
                  Attn: Theodore D. Segal, Esquire

If to the Class C Investors to:

                  Medtronic Asset Management, Inc.
                  7000 Central Avenue, N.E.
                  Minneapolis, MN 55402
                  Attn: Vice President & Chief Development Officer

                  with copy to:

                  Medtronic Asset Management, Inc.
                  7000 Central Avenue, N.E.
                  Minneapolis, MN 55402
                  Attn: General Counsel
                and

                Stephens-Regeneration LLC
                111 Center Street, Suite 2500
                Little Rock, AR 72201
                Attn: President

                with copy to:

                Stephens-Regeneration LLC
                111 Center Street, Suite 2500
                Little Rock, AR 72201
                Attn: Jackson Farrow, Esquire

      If to the Class A or Class B Investors, to the addresses set forth below their respective names in Exhibit A and Exhibit B hereto.

      (l) Complete Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.

      (m) Pronouns. Whenever the content may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

      (n) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which, when taken together, shall constitute one and the same Agreement binding on all the parties hereto.

      (o) Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

                         [signatures on following page]

      IN WITNESS WHEREOF. this Agreement has been executed by the parties hereto as of the and year first written above.

REGENERATION TECHNOLOGIES, INC.


By: /s/ JAMES M. GROOMS
   ---------------------------------------------
   Name: James M. Grooms
         President


CLASS C INVESTORS

MEDTRONIC ASSET MANAGEMENT, INC.

By: ____________________________________________
    Michael D. Ellwein
    Vice President and Chief Development Officer


________________________________________________

By:_____________________________________________

Name: __________________________________________

Its:____________________________________________


CLASS B INVESTORS

FREDERICK R. ADLER


________________________________________________
PHILIP R. CHAPMAN


________________________________________________
ADLER CHILDREN TRUST


By:_____________________________________________

Name: __________________________________________

Its:____________________________________________

      IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

REGENERATION TECHNOLOGIES, INC.


By:
   ---------------------------------------------
   Name: James M. Grooms
         President


CLASS C INVESTORS

MEDTRONIC ASSET MANAGEMENT, INC.

By: /s/ Michael D. Ellwein
   ---------------------------------------------
    Michael D. Ellwein
    Vice President and Chief Development Officer


STEPHENS-REGENERATION LLC



________________________________________________

By:_____________________________________________

Name: __________________________________________

Its:____________________________________________


CLASS B INVESTORS

FREDERICK R. ADLER


________________________________________________
PHILIP R. CHAPMAN


________________________________________________
ADLER CHILDREN TRUST


By:_____________________________________________

Name: __________________________________________

Its:____________________________________________